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                                                                    EXHIBIT 18.1

NATCO Group Inc.

Ladies and Gentlemen:

We have audited the consolidated balance sheets of NATCO Group Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the two year period ended December 31, 2000 and 1999 and the nine month period ended December 31, 1998, and have reported thereon under date of February 16, 2001. The aforementioned consolidated financial statements and our audit report thereon included in the Company's annual report on Form 10-K for the year ended December 31, 2000. As stated in Note 15 to those financial statements, the Company changed its method of accounting for the recognition of unrealized gains and losses for its postretirement benefits from immediate recognition of unrealized gains and losses to deferring unrealized gains and losses, and states that the newly adopted accounting principle is preferable in the circumstances because the deferral of unrealized gains and losses is more common in practice and results in less volatility in net periodic post retirement benefit costs. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of NATCO Group Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

                                                            (signed) KPMG LLP



Houston, Texas
February 15, 2001